UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by
Rule 14(c)-5(d)(2))
☒	Definitive Information Statement

Xunna Information Technology Inc.
(Name of the Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No Fee Required
☐	Fee Computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, schedule, or registration statement number:

3.	Filing party:

4.	Date filed:

XUNNA INFORMATION TECHNOLOGY INC.

May 7, 2013

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about May 13, 2013, to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”), of Xunna Information Technology Inc., a Nevada corporation (the “Company” or “Xunna”), as of the close of business on April 30, 2013 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement relates to a written consent in lieu of a meeting, dated March 27, 2013 (the “Written Consent”), of stockholders of the Company owning at least a majority of the outstanding shares of Common Stock of the Company as of the Record Date (the “Majority Stockholders”). Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us,” or “our” are references to Xunna Information Technology Inc.

The Written Consent authorized an amendment to our Certificate of Incorporation (the “Amendment”), which amends our current Certificate of Incorporation to:

●	increase the number of authorized shares from 85,000,000 to 300,000,000; and

●	authorize the board of directors to effect a ten-for-one (10:1) forward stock split of the outstanding shares of common stock.

A copy of the substantive text of the Amendment is attached to this Information Statement as Appendix A.

These corporate actions will become effective on the filing of a certificate of amendment to our certificate of incorporation with the Secretary of State of Nevada which filing will occur at least 20 days after the date of the mailing of this Information Statement to our stockholders.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Xiangying Meng
Xiangying Meng
President

Date: May 7, 2013

GENERAL INFORMATION

This Information Statement is being mailed to our shareholders by our Board of Directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Shareholders.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

Approval of Amendment of Certificate of Incorporation

On March 27, 2013, the record holders of shares of our Common Stock, constituting 100% of the voting power of our issued and outstanding shares of our Common Stock consented in writing to the Amendment.  The Written Consent authorized an amendment to our Certificate of Incorporation to:

●	increase the number of authorized shares from 85,000,000 to 300,000,000; and

●	authorize the board of directors to effect a ten-for-one (10:1) forward stock split of the outstanding shares of common stock.

A copy of the substantive text of the Amendment is attached to this Information Statement as Appendix A.  These corporate actions will become effective on the filing of a certificate of amendment to our certificate of incorporation with the Secretary of State of Nevada which filing will occur at least 20 days after the date of the mailing of this Information Statement to our stockholders.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing.  The approval of the Amendment requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of Common Stock, voting together as a single class.  Each Stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 13,000,000 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share and no shares of Preferred Stock issued and outstanding.

On March 27, 2013, our Board of Directors unanimously adopted resolutions approving the Amendment and recommended that our stockholders approve the Amendment substantially as set forth in Appendix A.  In connection with the adoption of these resolutions, our Board of Directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

Our Board of Directors has determined that the increase the number of authorized shares from 85,000,000 to 300,000,000 is in the best interest of our stockholders and will provide the Company with sufficient shares required for the Forward Stock Split and provide the Company with greater flexibility with respect to its capital structure for such purposes as additional equity financings and stock based acquisitions which may occur in the future. Subsequent to the increase, the Board of Directors can issue stock without the approval of the stockholders.

The Forward Stock split (the “Forward Stock Split”) will increase the number of issued and outstanding shares of our Common Stock outstanding prior to the split.  The Forward Stock Split has been implemented to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

CONSENTING STOCKHOLDERS

On March 27, 2013, the record holders of shares of our Common Stock, constituting 100% of the voting power of our issued and outstanding shares of our Common Stock consented in writing to the Amendment.

Accordingly, we have obtained all necessary corporate approvals in connection with the Amendment. We are not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by written consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the actions taken by the Majority Stockholders were by written consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, when permissible following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act and the provisions of the Nevada Revised Statutes, file the Amendment with the Nevada Secretary of State’s Office.  The Amendment will become effective upon such filing (the “Effective Date”) and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

Common Stock

We are authorized to issue up to 75,000,000 shares of common stock, par value $0.001 per share.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and our controlled affiliate and other holdings and investments. In addition, our operating subsidiary and our controlled affiliate in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

As March 27, 2013, we had a total of 13,000,000 shares of common stock outstanding; which will automatically convert into 130,000,000 shares of common stock immediately subsequent to the effectiveness of the planned ten-for-one (10:1) forward stock split of our outstanding common stock, which will become effective on the Effective Date (the “Forward Stock Split”).

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

At the close of business on the Record Date, we had no shares of Preferred Stock issued and outstanding.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

On March 27, 2013, our Board of Directors approved, subject to receiving the approval of the holders of a majority of our outstanding capital stock, an amendment to our Certificate of Incorporation, which amends our current Certificate of Incorporation to (i) increase the number of authorized shares from 85,000,000 to 300,000,000 to more accurately reflect our business operations, and (ii) effect a ten-for-one (10:1) forward stock split of our issued and outstanding Common Stock.  The Majority Shareholders approved the Amendment pursuant to a Written Consent dated as of March 27, 2013. The substantive text of the proposed Amendment is attached hereto as Appendix A.

1. Share Increase

Our Board of Directors unanimously approved, subject to stockholder approval, the Amendment to increase the number of authorized shares from 85,000,000 to 300,000,000.

Stockholder approval for the Amendment was obtained by Written Consent of stockholders holding at least a majority of the voting power of our issued and outstanding Common Stock, voting together as a single class, as of the Record Date. The Amendment effecting the Share Increase will become effective following filing with the Secretary of State of the State of Nevada, which will occur promptly following the 20th day after the mailing of this Information Statement to our stockholders as of the Record Date.

Purposes for Share Increase

Our Board of Directors has determined that the increase the number of authorized shares from 85,000,000 to 300,000,000 is in the best interest of our stockholders and will provide the Company with sufficient shares required for the Forward Stock Split and provide the Company with greater flexibility with respect to its capital structure for such purposes as additional equity financings and stock based acquisitions which may occur in the future. Subsequent to the increase, the Board of Directors can issue stock without the approval of the stockholders.

2. Adoption of ten-for-one (10:1) forward stock split

Our Board of Directors unanimously approved, subject to Stockholder approval, the ten-for-one (10:1) forward stock split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Amendment. The Majority Shareholders also approved this action in the Written Consent.

The Forward Stock Split will become effective on the Effective Date which occurs when the Amendment is filed with the Secretary of State of the State of Nevada following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act. We currently have no plans, agreements, proposals, arrangements, or understandings for the issuance of additional shares of Common Stock for any purpose, including future acquisitions or financing transactions. We may consider issuing additional shares in the future, but at this time we have no definite plans in this regard.

Purposes for Forward Stock Split and Effects on Common Stock

The Forward Stock Split will increase the number of issued and outstanding shares of our Common Stock outstanding prior to the split.  The Forward Stock Split has been implemented to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

On the Effective Date, each share of Common Stock will automatically be changed into ten shares of Common Stock. No additional action on our part or any stockholder will be required in order to effect the Forward Stock Split.

We will obtain a new CUSIP number for our Common Stock at the time of the Forward Stock Split.  Consummation of the Forward Stock Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

There are no arrears in dividends or defaults in principal or interest in respect to the securities which are to be exchanged.

Federal Income Tax Consequences of the Forward Stock Split

The increase of each share of pre-Forward Stock Split Common Stock into ten shares of post-Forward Stock Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Forward Stock Split Common Stock will be transferred to the post-Forward Stock Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Forward Stock Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this Information Statement.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the board of directors, nor the approval by the majority shareholders of the Forward Stock Split or the Share Increase provides stockholders any right to dissent and obtain appraisal of or payment for such shareholder's shares under the Nevada Revised Statutes, the certificate of incorporation or the bylaws.

Potential Anti-takeover Effects of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The Share Increase could have an anti-takeover effect because the authorized shares are being increased by the Share Increase, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.  Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.  However, the Share Increase has been effected for the primary purpose of providing us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. Although the remainder of significant amounts of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, the Share Increase is not being undertaken in response to any effort of which our Board of Directors is aware to accumulate shares of our Common Stock or obtain control of the Company.

Other than the Share Increase, our Board of Directors does not currently contemplate the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Our Certificate of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Certificate of Incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.  In addition, our Board of Directors may issue, without further stockholder approval, up to 10,000,000 shares of Preferred Stock, par value $0.001 per share, in one or more series. Any Preferred Stock issued in the future may rank senior to our Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of Preferred Stock may have series voting rights. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of March 27, 2013, certain information with respect to the beneficial ownership of our common stock, by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our President and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties before and after the 10-for-1 Forward Stock split which will occur on the filing of a Certificate of Amendment with the Secretary of State of the State of Nevada which filing will be made no earlier than 20 days after the date the Information Statement on Schedule 14C is first mailed to the our stockholders. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company.  Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of March 27, 2013 based upon 13,000,000 shares of common stock outstanding prior to the Forward Stock Split and 130,000,000 shares of common stock outstanding after the Forward Stock Split.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership Prior to Reverse Stock Split	Amount and Nature of Beneficial Ownership After Reverse Stock Split	Percent Common Stock Prior to Reverse Stock Split	Percent Common Stock After the Reverse Stock Split

		Officers and Directors
JiaXing Fu 2 Fufeng Road, Xinghuo Sci-Tech Building, Floor 26 Fengtai District, BeiJing, 100070 People’s Republic of China	Chairman	Common Stock	9,000,000	90,000,000	69.23%	69.23%

Xiangying Meng Room 6-1-1 No. 113, South Ten street, Daowai Dist, Haerbin City, HeiLongJiang Province, 150086 People’s Republic of China	President/Secretary/ Treasurer/Director	Common Stock	3,320,000	33,200,000	25.54%	25.54%

All officers and directors as a group (two persons named above)		Common Stock	12,320,000	123,200,000	94.77%	94.77%
		5% Security Holders
Lina Gong 6-38 DongMen Street, XiangFang District, HaErBing City, HeiLongJiang Province, 150030 People’s Republic of China		Common Stock	660,000	6,600,000	5.08%	5.08%

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

Appendix A

 CERTIFICATE OF AMENDMENT

OF ARTICLES OF INCORPORATION

OF

Xunna Information Technology Inc.

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

XUNNA INFORMATION TECHNOLOGY INC.

2.	The articles have been amended as follows: (provide article numbers, if available)

Article THREE shall be amended to increase the Number of shares from 85,000,000 to 300,000,000 with a par value $0.001 per share.

Article NINE, paragraph (a) (Capital Stock) shall be amended and restated in its entirety as follows:

(a) The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) which shall consist of (i) Two Hundred and Ninety Million (290,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and (ii) Ten Million (10,000,000) shares of blank check preferred stock, par value $0.001 per share (the "Preferred Stock").

Article NINE (Capital Stock) shall be amended to effect a 10-for-1 forward stock split by adding the following paragraph (e) to Paragraph 9:

“(e) Effective as of the filing date of this Certificate of Amendment with the Secretary of State of the State of Nevada the outstanding shares of common stock of the Corporation shall be increased on the basis that one (1) share one of such shares of common stock shall become ten (10) shares of common stock without changing the par value of the shares of the Corporation (the “Forward Stock Split”).”

The “Effective Date” shall be the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of such Forward Stock Split, subject to the prior filing and recording of this Certificate of Amendment in the office of the Secretary of State of the State of Nevada.